Exhibit 99.1
News Release
For Immediate Release

Contact Information:	Investor Inquiries	Media Inquiries
	Michael Yonker	Chris Bright
	Pixelworks, Inc.	Pixelworks, Inc.
	Tel: (503) 454-4515	Tel: (503) 454-1770
	E-mail: myonker@pixelworks.com	E-mail: cbright@pixelworks.com
Web site: www.pixelworks.com
Pixelworks Expands Board of Directors with the
Election of James Fiebiger and Daniel Heneghan
     Tualatin, Ore., April 10, 2006 — Pixelworks, Inc. (NASDAQ:PXLW), a leading provider of system-on-chip ICs for the advanced display industry, today announced that James R. Fiebiger and Daniel J. Heneghan have joined the company’s Board of Directors. The Board of Directors elected them with a unanimous vote that expands the Board from five to seven members.
     Dr. Fiebiger has extensive experience in the semiconductor sector serving as an executive and board member of a wide range of semiconductor companies. He currently serves as a member of the Board of Directors of four other publicly traded companies, including Mentor Graphics Corporation, Actel Corporation, QLogic Corporation and Power Integrations Inc. From 1987 to 1993, he was President and COO of VLSI, now Phillips Semiconductors, Inc., during which annual revenue tripled from $172 million to $516 million.
     From 1993 to 2004, Dr. Fiebiger served as an executive and on the board of several fabless semiconductor companies and a semiconductor technology licensing company. Dr. Fiebiger has also held executive positions with leading semiconductor manufacturers including United Technologies, Motorola and Texas Instruments. He received a B.S., M.S. and Ph.D. degrees from the University of California at Berkeley.
     Mr. Heneghan brings to Pixelworks broad financial and operational experience within the semiconductor industry. He most recently served from 1999 to 2005 as Vice President and CFO at Intersil Corporation, a world leader in the design and manufacture of high performance analog solutions. Mr. Heneghan is currently a member of the Board of Directors of publicly traded NTELOS Holdings Corp.
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Pixelworks Expands Board of Directors with the Election of James Fiebiger and Daniel Heneghan
April 10, 2006

     From 1980 to 1999, Mr. Heneghan worked in various management positions in finance, information technology, purchasing and operations for Harris Corporation, an international communications and information technology company serving government and commercial markets. From 1996 until leaving the company in 1999 he held the position of Vice President and Controller of the Harris Semiconductor Corporation. He is a graduate of Quincy University with a Bachelor of Science degree in accounting, as well as a CPA. Mr. Heneghan also earned an MBA from St. Louis University.
     “We are excited to welcome Dr. Fiebiger and Mr. Heneghan who bring their own unique areas of expertise which will further round out the depth of our Board,” said Allen Alley, President, CEO and Chairman of Pixelworks, Inc. “Jim built his reputation by leading tremendous growth at VLSI. More recently, he has spent the last 10 years running fabless semiconductor companies and gaining deep understanding of the EDA tools business. Dan offers semiconductor-specific financial and operational experience in addition to his knowledge of analog IC design and manufacturing. Their experience and perspective will be invaluable as we work to return the company to growth and profitability,” concluded Alley.
About Pixelworks, Inc.
     Pixelworks, headquartered in Tualatin, Oregon, is a leading provider of system-on-chip ICs for the advanced display industry. Pixelworks’ solutions provide the intelligence for advanced televisions, multimedia projectors and flat panel monitors by processing and optimizing video and computer graphics signals to produce high quality images. Many of the world’s leading manufacturers of consumer electronics and computer display products utilize our technology to enhance image quality and ease of use of their products.
     For more information, please visit the company’s Web site at www.pixelworks.com.
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     Pixelworks is a trademark of Pixelworks, Inc. All other trademarks and registration marks are the property of their respective corporations.